Exhibit 99.1

CONTACT:

Jon Kosheff
Chief Financial Officer
(978) 946-2591
NASDAQ SYMBOL "PRLX"

              Parlex Corporation Completes $6 Million Financing

Methuen, Massachusetts (July 30, 2003)... Parlex Corporation (Nasdaq: PRLX), a world leader in the design and manufacture of flexible interconnect products, announced today it has raised $6 million through the sale of 7% convertible subordinated notes and warrants to five institutional investors. The notes have a maturity date of July 28, 2007 and pay interest quarterly in common stock. The warrants permit the investors to purchase up to 300,000 shares of common stock at an exercise price of $8.00 per share.

The notes have a conversion price of $8.00 per share, and may be converted into common stock at any time, in whole or in part, at the option of the investors. Parlex may redeem the notes after two years upon satisfaction of certain conditions. The note holders have a put option, exercisable after July 28, 2006, requiring Parlex to redeem all of the then outstanding notes. Parlex has received net proceeds of approximately $5.5 million after deducting estimated commissions and expenses associated with the transaction.

In connection with the securities issued at the closing, the aggregate number of shares of common stock issuable upon exercise of the warrants and conversion of the convertible subordinated notes, including the payment of interest in shares of common stock, is limited to an aggregate of 19.99% of the number of shares of common stock outstanding as of the closing, unless shareholder approval is obtained. Parlex has agreed to file a registration statement with the Securities and Exchange Commission covering the resale from time to time of the shares of the common stock to be issued as interest on the notes, or in connection with the conversion of the notes or exercise of the warrants.


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Peter J. Murphy, Parlex president and CEO stated, "Other recent financial transactions have provided Parlex with the liquidity necessary to operate our business, and we will remain focused on delivering sustained profitability. This additional liquidity will enable us to accelerate this process and pursue strategic opportunities that will capitalize on our unique technologies and product offering. We begin fiscal 2004 poised to take full advantage of our market position and innovative flexible interconnect solutions."

About Parlex Corporation
------------------------

Parlex Corporation is a world leader in the design and manufacture of flexible interconnect products. Parlex produces custom etched flexible circuits, polymer thick film circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom.

The foregoing contains certain forward-looking statements. Parlex's actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of various factors beyond its control, including economic conditions in the electronics industry, particularly in the principal industry sectors served by Parlex, changes in customer requirements and in the volume of sales to principal customers, competition and technological change. For a detailed discussion of these and other cautionary statements, please refer to Parlex's filings with the Securities and Exchange Commission.


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